Exhibit 23.2



                 Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement on Form S-8 for the registration of 466,681 shares of common stock of Strategia Corporation pertaining to the Strategia Corporation 1988 Stock Option Plan as amended and restated as of March 3, 1989 of our report dated March 27, 1997, with respect to the consolidated financial statements of Strategia Corporation included in its Annual Report (Form 10-KSB) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                               /s/ Ernst & Young LLP


Louisville, Kentucky
September 9, 1997